                                                             Exhibit 11
                       GENERAL ELECTRIC COMPANY
                  COMPUTATION OF PER SHARE EARNINGS


(Shares in thousands; dollar amounts, except
earnings per share, in millions)
                                                                         Fully
                                                Earnings    Primary    diluted
Three months ended March 31, 1996             per common   earnings   earnings
- ---------------------------------                  share  per share  per share
                                               ---------- ---------- ----------
Net earnings applicable to common stock           $1,517     $1,517     $1,517
Dividend equivalents (net of tax) applicable
  to deferred incentive compensation shares            -          2          2
                                                --------   --------   --------
   Earnings for per-share calculations            $1,517     $1,519     $1,519
                                                --------   --------   --------
Average number of shares outstanding           1,663,134  1,663,134  1,663,134
Average number of deferred incentive
   compensation shares                                 -      7,998      7,998
Average stock option shares                            -     20,142     20,787
Average number of restricted stock units               -      1,744      1,783
                                              ---------- ---------- ----------
   Shares for earnings calculation             1,663,134  1,693,018  1,693,702
                                              ---------- ---------- ----------
Earnings per share                                 $0.91      $0.90      $0.90
- ------------------                              ========   ========   ========

                                                                         Fully
                                                Earnings    Primary    diluted
Three months ended March 31, 1995             per common   earnings   earnings
- ---------------------------------                  share  per share  per share
                                               ---------- ---------- ----------
Net earnings applicable to common stock           $1,372     $1,372     $1,372
Dividend equivalents (net of tax) applicable
  to deferred incentive compensation shares            -          2          2
                                                --------   --------   --------
   Earnings for per-share calculations            $1,372     $1,374     $1,374
                                                --------   --------   --------
Average number of shares outstanding           1,699,922  1,699,922  1,699,922
Average number of deferred incentive
   compensation shares                                 -      8,688      8,688
Average stock option shares                            -     10,858     11,641
Average number of restricted stock units               -      1,307      1,330
                                              ---------- ---------- ----------
   Shares for earnings calculation             1,699,922  1,720,775  1,721,581
                                              ---------- ---------- ----------
Earnings per share                                 $0.81      $0.80      $0.80
- ------------------                              ========   ========   ========